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               EXHIBIT 10(j) TO SYMIX SYSTEMS, INC. 1999 FORM 10-K
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                              SUMMARY OF BONUS PLAN

         The executive officers named in the Symix Systems, Inc. ("Symix" or the "Company") Annual Report on Form 10-K for its fiscal year ended June 30, 1999 and other management employees of Symix ("Participants") participate in compensation plans based upon the performance of Symix. Annual target bonuses are established by the Symix Compensation Committee for executive officers and by executive officers for all other Participants. Total targeted compensation is determined based on average compensation (base compensation plus bonus) levels for the industry. Under the Company's fiscal year 2000 plan (the "Plan"), a Participant can earn a bonus based upon the performance of Symix as reflected by Symix's earnings per share and revenue achievements in relation to its targeted performance. Bonuses for revenue achievement are paid quarterly based upon year-to-date performance. Quarterly eligible components are pro-rated against targeted annual objectives. Bonuses are based on formulas which provide larger bonuses for higher earnings per share and/or revenue achievement. The annual earnings per share must be at least ninety percent (90%) of target before any bonuses are earned. Variable components of the compensation plan are self-correcting to reflect over or under achievement on a quarterly basis. A maximum of 200% of the targeted bonus based on earnings per share and revenue objectives is payable under the compensation plans in the event actual performance of the Company exceeds 150% of targeted performance. In addition, individual bonus plans may contain other variable components related to management objectives, operating margins, and market or geographic revenue targets. The Company's Chief Executive Officer is not a participant in the Plan and his compensation is covered by his Employment Agreement with the Company.

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